Prospectus Supplement filed under Rule 424(b)(3)
                                       Registration No. 333-04601

Prospectus Supplement

The Prospectus dated July 23, 1996, relating to the offering for resale of the 8 1/2% Convertible Trust Originated Preferred SecuritiesSM (the "Preferred Securities"), liquidation amount $50 per Preferred Security, which represent preferred undivided beneficial interests in the assets of Continental Airlines Finance Trust, a statutory business trust formed under the laws of the State of Delaware and the shares of Class B common stock, par value $.01 per share of Continental Airlines, Inc., a Delaware corporation, issuable upon conversion of the Preferred Securities is hereby supplemented as follows:

1) The phrase "as of July 15, 1996" is inserted following the word "Holder" and prior to the word "that" in the first sentence of the second paragraph on page 59, under the heading "Selling Holders".

2) The name of "NatWest Securities Corporation #2" in the table of Selling Holders on page 59 is changed to the name of "NatWest Securities Ltd."

3) "Prudential Securities, Inc." is added to the table of Selling Holders beginning on page 59 with a number of Preferred
     Securities held as of July 15, 1996 of 50,000.

4) "Highbridge International, LDC." is added to the table of Selling Holders beginning on page 59 with a number of Preferred Securities held as of July 15, 1996 of 20,000.

5) "Putnam Capital Appreciation Fund" is added to the table of Selling Holders beginning on page 59 with a number of Preferred Securities held as of July 15, 1996 of 16,400.

6) "Children's Hospital Corporation Pension Plan" is added to the table of Selling Holders beginning on page 59 with a number of Preferred Securities held as of July 15, 1996 of 3,500.

7) "Children's Hospital Corporation Maintenance Employee Pension Plan" is added to the table of Selling Holders beginning on page 59 with a number of Preferred Securities held as of July 15, 1996 of 100.

  The date of this Prospectus Supplement is September 26, 1996.